Exhibit 4.68

To:

SPI Renewables Energy (Luxemburg) Private Limited Company S. a r.l.

6, Rue Eugene Ruppert

L-2453 Luxembourg

Grand Duchy of Luxembourg

23 September, 2019

Re:     sale and purchase agreement proposal

Dear Sirs,

Following our previous discussions, please find below our sale and purchase agreement proposal. Please confirm that the below proposal correctly sets forth the terms of our agreement by reproducing our proposal in a separate document duly signed by an authorized signatory, initialized on each page.

Kind regards,

Theia Investments (Italy) S.r.l.

          /s/ David Lindsay

Name: David Lindsay
Title: Director

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SALE AND PURCHASE AGREEMENT

BETWEEN

(1)	SPI Renewables Energy (Luxemburg) Private Limited Company S. a r.1., a company incorporated under the laws of Luxembourg, having its registered offices at 6, Rue Eugene Ruppert, L-2453 Luxembourg, registered with the Companies' Register of Luxembourg under no. B156036, tax number 20102434979 ("SPI Renewables" or the "Seller"), represented by Cheong Hoong Khoeng, in his capacity as Manager A and Universal Management Services S.a r.l. in their capacity as Manager B;

on one side

AND

(2)	Theia Investments (Italy) S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via Giovanni Boccaccio 7, 20123 Milano, registered with the Companies' Register of Milano Monza Brianza Lodi under no. MI-2551617, tax and VAT code 10711700962 (the "Purchaser"), represented by David Lindsay, in his capacity as Director;

on the other side

(the Seller and the Purchaser are individually referred to as a "Party" and, collectively, the "Parties").

WHEREAS:

(A)	The Purchaser is a company active in the renewable energy business and it intends to invest in photovoltaic plants in Italy.

(B)	The Seller is also active in the renewable energy business and owns 100% - par value Euro 10,000.00 - of the corporate capital of Sun Roof I S.r.l. (the "Quota"), a company incorporated under the laws of Italy, having its registered offices at Viale Gran Sasso no. 11, 20131, Milano, registered with the Companies' Register of Milano Monza Brianza Lodi under no. MI-1965170, tax and VAT code 07531480965 (the "SPV").

(C)	The SPV owns an operating photovoltaic plant located in the Municipality of Aprilia (RM), Lazio Region, Italy, consisting of two sections whose aggregate installed capacity is equal to 479.4 kW (the "Plant", whose term shall be deemed inclusive of the relevant connection infrastructures).

(D)	The Purchaser has conducted (also by means of its advisors) a technical, legal and tax due diligence on the SPV and the Plant, through the review of the information and documents having been made available to the Purchaser by the Seller (the "Due Diligence").

(E)	In accordance with the terms and subject to the conditions set forth under this Agreement: 1) the Purchaser intends to purchase from Seller the Quota; ii) Seller intends to transfer to the Purchaser the Quota.

(F)	Moreover, in accordance with the terms hereof: i) the Purchaser intends to purchase from Seller the Shareholder Loan Receivables (as defined below) and; ii) Seller intends to transfer to the Purchaser the Shareholder Loan Receivables.

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NOW, THEREFORE, on the basis of the foregoing, it is hereby agreed as follows:

1.         RECITALS AND SCHEDULES

The above Recitals and the Schedules attached hereto constitute an integral and substantial part of this Agreement.

2.         DEFINITIONS AND INTERPRETATIVE RULES

2.1       Definitions

In addition to any other term defined elsewhere in this Agreement, the following terms shall have, for the purposes of this Agreement, the meanings set forth below unless the context clearly requires otherwise:

2.1.1        "Accounting Principles" shall mean the principles provided by the ICC in respect of the preparation of financial statements (bilanci di esercizio), as interpreted in accordance with the accounting principles issued by the Consiglio Nazionale dei Dottori Cornmercialisti e degli Esperti Contabili and the Organismo Italiano di Contabilita;

2.1.2        "Affiliate" shall mean, in relation to any Party, any subsidiary company or parent company of such Party and any subsidiary company of any such parent company, in each case from time to time;

2.1.3        "Agreement" shall mean this quota sale and purchase agreement, including its Recitals and Schedules;

2.1.4        "Applicable Laws and Regulations" shall mean all supra-national, national, regional and local laws, acts, ordinances, orders, decrees, injunctions, rules, regulations, permits, licenses, authorizations, as well as directions and requirements of any authorities, including tax authorities, having jurisdiction over the SPV and/or the Plant (including the GSE, ARERA and the Grid Operator);

2.1.5        "ARERA" shall mean Autorita di Regolazione per Energia Reti e Anibiente;

2.1.6        "Basket" shall have the meaning set forth in Clause 8.1 b);

2.1.7        "Business Day" shall mean any calendar day (other than a Saturday or a Sunday) on which banking institutions are open for business in Milan, Italy;

2.1.8        "Cap" shall have the meaning set forth in Clause 8.2;

2.1.9        "Claim" shall have the meaning set forth in Clause 8.6.1;

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2.1.10        "Closing" shall mean the execution of the Transfer Deed and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively, required to be executed and exchanged and performed and consummated by the Parties on the Closing Date pursuant to this Agreement;

2.1.11        "Closing Date" shall mean the date on which the Transfer Deed is executed and Closing takes place;

2.1.12        "Conditions to the Closing" shall have the meaning set forth in Clause 5.3.1;

2.1.13        "Damages" shall mean any actual loss (including losses of or shortfall in profits, earnings or revenues, and loss of opportunities), damage, liability, write-off, writedown, shortfall, including for the avoidance of doubt any insussistenza dell'attivo, minusvalenza dell'attivo, sopravvenienza passiva and plusvalen:a passiva, dividends distribution restriction, costs or expenses of whatever nature (including out-of-pocket expenses, and accountants', consultants', experts' and attorney's fees);

2.1.14        "Date of Execution" shall mean the date hereof;

2.1.15        "Due Diligence" shall have the meaning set forth in Recital (D);

2.1.16        "Encumbrance" shall mean any security interest, pledge, mortgage, easement, lien, charge, encumbrance or restriction on the use, voting or transfer, usufruct, security or enjoyment right (diritto di garanzia o di godimento), sequestration, deed of trust, assignment, freeze, privilege, expropriation, seizure, attachment, claim, opposition, covenant, obligation (including propter rem), burden, limitation, restriction, reservation of title, option, right of first refusal, right of pre-emption, right of set off, right to acquire, other similar restriction or any other third-party right or interest, statutory or otherwise, of any kind or nature whatsoever, however created or arising, or any agreement to create any of the foregoing or any written claim by a third party for the granting of any of the foregoing;

2.1.17        "Grid Operator" shall mean Enel Distribuzione S.p.A., Terna S.p.A. and/or any other network provider on the site where the Plant has been constructed and connected to the grid;

2.1.18        "GSE" shall mean Gestore dei Servizi Energetici S.p.A.;

2.1.19        "ICC" shall mean the Italian Civil Code;

2.1.20        "Leakages" shall mean, with respect to the SPV, any indebtedness or liability different from those indicated in the Reference Financial Statement and/or any payment (other than payments made by the SPV in favor of its relevant counterparties according to the Project Contracts and/or expressly authorised by the Purchaser) and/or any cash extraction made following the Reference Date (excluded) other than payments made in the ordinary course of business and required by Applicable Laws and Regulations. For the sake of clarity, any repayment of the Shareholder Loan Receivables will not be considered, for the purposes of this definition, as a payment made in the ordinary course of business;

2.1.21        "Long Stop Closing Date" shall mean 30 November 2019;

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2.1.22        "Nominee" shall have the meaning set forth in Clause 12.2;

2.1.23        "Notice of Claim" shall have the meaning set forth in Clause 8.6.1•;

2.1.24        "Parties" shall have the meaning set forth in the preamble of this Agreement;

2.1.25        "Permits" shall mean, in respect of the Plant and the SPV, each and all the authorizations, consents, approvals, nihil obstat, ways of leave, permits, licenses, certificates, environmental assessments, agreements, however named, as required pursuant to the Applicable Laws and Regulations for the construction, connection to the grid, exploitation, operation of such Plant and enjoyment of the Tariff (including any written prescription from any authority, however involved in the authorization procedure) and any attachment thereto as well as any requests or applications to obtain any of such authorizations, consents, approvals, nihil obstat, ways of leave, permits, licenses, certificates, environmental assessments, agreements; for the sake of clarity, the term "Permits" also includes any permit required for the interconnection facilities and all rights and proceedings related to the connection of the Plant to the grid, including the soluzione tecnica minima generale and the soluzione tecnica minima di dettaglio, the regolamento di esercizio, the connection agreement and any other rights or title necessary to carry out all works and infrastructures required for the (i) construction of the Plant's evacuation line, and (ii) connection of the Plant's evacuation line to the grid connection point.

2.1.26        "Person" shall mean any natural person, company, firm, partnership, joint-venture, corporation, association, government or political subdivision, agency or institution of a government, or any other organization or entity;

2.1.27        "Plant" shall have the meaning set forth in Recital (C);

2.1.28        "Project Contracts" shall have the meaning set forth in Clause 6.7.1;

2.1.29        "Purchase Price" shall have the meaning set forth in Clause 4.1;

2.1.30        "Purchaser" shall have the meaning set forth in the preamble of this Agreement;

2.1.31        "Quota" shall have the meaning set forth in Recital (B);

2.1.32        "Quota Purchase Price" shall have the meaning set forth in Clause 4.1.2;

2.1.33        "Real Estate" shall mean, in respect of the Plant and the SPV, the building and the roof (lastrico solare) on which such Plant stands (including the facilities necessary for the construction and operation of the aforesaid Plant (including cabling, access roads and substations)), as indicated on the layout and the project of the Plant as duly and finally authorised according to the Permits and the Applicable Laws and Regulations;

2.1.34        "Real Estate Contracts" shall mean the contracts executed by the SPV in order to have title over the relevant Real Estate;

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2.1.35        "Reference Date" shall mean December 31', 2018;

2.1.36        "Reference Financial Statement" shall mean the financial statement of the SPY as of the Reference Date, attached hereto as Schedule 2.1.36;

2.1.37        "Seller" shall have the meaning set forth in the preamble of this Agreement; 2.1.38 "Seller's Consent" shall have the meaning set forth in Clause 8.7.1 (a); 2.1.39 "Seller's Objection" shall have the meaning set forth in Clause 8.7.1 (a);

2.1.40        "Shareholder Loan Agreement" shall mean the shareholder loan agreements, effective from 1 January 2014 and with maturity date 31 December 2023, bearing an interest rate of 6.5% per annum, executed by the SPV and the Seller for an original amount of Euro 1,560,000.00 (one million five hundred and sixty thousand/00);

2.1.41        "Shareholder Loan Receivables" shall mean the receivables (including any interests accrued thereon as of the Closing Date) of the Seller vis-a-vis the SPV, as arising out of the Shareholder Loan Agreement and outstanding as of the Closing Date;

2.1.42        "Shareholder Loan Receivables Price" shall have the meaning set forth in Clause 4.1.1;

2.1.43        "SPY" shall have the meaning set forth in Recital (B);

2.1.44        "Tariff" shall mean the incentive tariff (tariffa incentivante) granted by the GSE to the SPV in connection with the Plant, in accordance with the applicable energy decree (Canto Energia);

2.1.45        "Taxes" shall mean any Italian state or local tax, including registration tax, cadastral tax, mortgage tax, stamp duties, corporate income tax ("IRA'S"'), regional tax ("IRAP"), trade, wealth, value-added tax ("VAT), sales, property or transfer tax, salary/wage tax, any other withholding tax, excise taxes, customs, duties, social security contributions or any other tax, as well as any tax and social security contributions, within the meaning of any laws of foreign jurisdictions, wherever and whenever imposed, in each case together with any interest, penalty, fine, addition to tax or other ancillary duties or any other such charges within the meaning of any laws of foreign jurisdictions;

2.1.46        "Third Party Claim" shall have the meaning set forth in Clause 8.7.1;

2.1.47        "Third Party's Claim Notice" shall have the meaning set forth in Clause 8.7.1;

2.1.48        "Transaction" shall have the meaning set forth in Clause 3;

2.1.49        "Transfer Deed" shall mean the agreement which shall be executed for the sole purposes of article 2470 of the ICC on the Closing Date for the purposes of implementing this Agreement by transferring the Quota from the Seller to the Purchaser.

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2.2       Interpretative Rules

Unless otherwise expressly provided for in this Agreement, for purposes of this Agreement:

2.2.1        all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require;

2.2.2        the word "including" and any variation thereof shall mean "including without limitation" and shall not be construed to limit any general statement to the specific or similar items or matters following it;

2.2.3        the words "hereof', "herein", "hereto" and "hereunder" refer to this Agreement as a whole (including the Recitals and the Schedules), and not to any subdivision of this Agreement;

2.2.4        when calculating the period of days before which, by which, or following which any act is to be done or any step is to be taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the relevant period shall end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months shall be calculated as provided for in article 2963, paragraphs 4 and 5 of the ICC;

2.2.5        references to "Clauses", "Recitals" and "Schedules" are to the clauses, recitals and schedules of this Agreement;

2.2.6        the division of this Agreement into Clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

2.2.7        any reference to the knowledge, belief and/or awareness of the Seller, or similar phrases, or any similar expression or variation thereof shall be interpreted as referring to the knowledge of a circumstance which the director(s) or the board of directors of the Seller, or of the entity to which the relevant statement refers (or which holds the assets to which the relevant statement refers), when making the statement, actually has or would have had if it had made due and careful inquiry as to the circumstance which is the subject of the statement in accordance with directors' duties under the Applicable Laws and Regulations, including the ICC;

2.2.8        the obligation of a Party to cause any other Person (including a corporate body of any such Person) to undertake or to do something, or to procure that any other Person (including a corporate body of any such Person) undertake or do something, shall be construed as a "promessa dell 'obbligazione o del fatto del ter zo" for the purpose of article 1381 of the ICC.

3.        THE TRANSACTION

3.1       Sale and purchase of the Quota and of the Shareholder Loan Receivables

3.1.1 In accordance with the terms and subject to the conditions set forth under this Agreement, on the Closing Date, (1) the Seller shall sell the Quota to the Purchaser and the Purchaser shall purchase the Quota from the Seller and pay to the latter the Quota Purchase Price; and (ii) the Seller shall sell the Shareholder Loan Receivables to the Purchaser and the Purchaser shall purchase such Shareholder Loan Receivables and pay to the Seller the Shareholder Loan Receivables Price.

(the "Transaction").

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4.        PURCHASE PRICE, SHAREHOLDER LOAN RECEIVABLES PRICE AND RELEVANT PAYMENT TERMS

4.1        Subject to the terms and conditions set forth in this Agreement, the aggregate consideration to be paid by the Purchaser to the Seller for the purchase of the Quota and for the assignment of the Shareholders Loan Receivables (including, for the sake of clarity, any interests accrued thereon as of the Closing Date) shall be equal to Euro 1,113,113.49 (one million one hundred thirteen thousand one hundred and thirteen/49) (the "Purchase Price") and shall be composed of:

4.1.1        the amount of the nominal value of the Shareholder Loan Receivables, equal to Euro 950,448.00 plus applicable interest accrued as of the Closing Date, (the "Shareholder Loan Receivables Price");

4.1.2        an amount equal to the Purchase Price minus the Shareholder Loan Receivables Price (the "Quota Purchase Price") shall be paid as consideration for the transfer of the Quota.

4.2        The Quota and the Shareholder Loan Receivables shall be transferred free from any Encumbrance with all rights, obligations, liabilities and entitlements relating thereto and enjoinment including dividends regardless of the date of resolution, which shall be for the benefit of the Purchaser as of January 1st, 2019 (included). The Parties agree that (1) the Purchaser Price has been calculated on the basis of the Reference Financial Statement and (ii) the amount of any Leakage, regarding the SPV (that the Seller must notify to the Purchaser before the Closing) shall be deducted on a Euro per Euro basis from the Purchase Price, unless such Leakage has been expressly authorised by the Purchaser according to Clause 5.2.2 in which case no deduction shall be triggered.

4.3       Payment terms

4.3.1        Without prejudice to Clause 4.2, the Purchase Price shall be paid on the Closing Date upon and subject the execution of the Transfer Deed (and simultaneously with the completion of all the other actions set forth in Clause 5.5.1) by wire transfer of immediately available funds on the bank account of the Seller that will be indicated prior to Closing.

4.3.2        The Purchase Price will be reduced by an amount corresponding to the costs incurred by the Purchaser for the repair and/or consolidation of the roofs and the related structures.

5.       CLOSING

5.1       General

Subject to the satisfaction, or waiver in writing by the Purchaser, of all the Conditions to the Closing within the Long Stop Closing Date, the Parties agree that the Quota and the Shareholder Loan Receivables shall be transferred by the Seller to the Purchaser at Closing.

5.2       Interim Period

5.2.1       The Seller shall procure that, from the Date of Execution until the Closing Date (both included), the SPV exercises its business in the ordinary and usual course and in accordance with ordinary standards of due diligence, care and efficiency, and takes all necessary steps to manage and exploits the Plant and maximises its production, in full compliance with the Applicable Laws and Regulations and the Permits.

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5.2.2       Unless expressly authorised in writing by the Purchaser within 5 Business Days from the Seller's written request - which authorization shall not be unreasonably withheld from the Date of Execution to the Closing Date (both included), the Seller shall procure that the SPV does not (and does not commit to):

(a)       create, assume, any long-term debt for money borrowed;

(b)       hire any employee or personnel, not even on a temporary basis;

(c)       purchase, sell, transfer, encumber, lease (as lessor or lessee) license (as licensor or licensee) or otherwise acquire or dispose of any tangible or intangible assets;

(d)       dispose of or transfer, or agree to dispose of or agree to transfer any business or part of any business;

(e)       initiate, settle or waive any litigation, arbitration, prosecution or other legal proceedings;

(f)       terminate or amend (including through any waiver or by course of dealing) any of the Project Contracts, without prejudice to Clause 5.5.1 (c) iv;

(g)       change their accounting methods, principles, practices or policies;

(h)       alter its memorandum or articles of association;

(i)       incur in any Leakage and/or make any payment not strictly related to the Plant normal operational status, save for those payments necessary to comply with Applicable Laws and Regulations;

(j)       make dividend payment and/or shareholders loan repayment;

(k)       sign new contracts of whatever typology, save for those necessary for the ordinary course of business.

5.3       Conditions to the Closing

5.3.1       The Parties' respective obligations to proceed with the Closing shall be conditional upon each of the following conditions precedent (condizioni sospensive) being satisfied, or waived in writing by the Purchaser, by the Long Stop Closing Date (the "Conditions to the Closing"):

(a) the Seller has provided the Purchaser with the evidence of the qualification of the building on which the Plant is located as "rural" before the Plant's entry into operation;

(b) the Seller has provided the Purchaser with the evidence of the submission to the Genio Civile of the technical documentation related to the electrical cabin, included the Mass-production process compliance statement ("Attestato di Qualificazione in Serie Dichiarata");

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(c) the Seller has provided the Purchaser with the warranty of the Plant's modules CECEP valid for 10 years as prescribed in the GSE technical rules in relation to Ministerial Decree 5 May 2011 ("Quarto Conto");

(d) the Seller has provided the Purchaser with the evidence of documents proving the disposal of the replaced modules of the Plant;

(e) the Seller has provided the Purchaser with the static suitability report ("certificato di idoneita statica") related to the Plant;

5.3.2       The Parties shall each use their best efforts and cooperate to make sure that each Condition to the Closing is satisfied as soon as possible and, in any case, within the Long Stop Closing Date. Any cost associated with the fulfilment of the Conditions to the Closing set out in Clause 5.3.1 shall be borne entirely by the Seller.

5.3.3       In the event that any of the Conditions to the Closing has not been satisfied (or waived in writing by the Purchaser, in whose exclusive interest the Parties acknowledge that the Conditions to the Closing have been included hereunder) on or before the Long Stop Closing Date, each Party shall be released vis-à-vis the other from its obligation to proceed with the Closing and from any obligation and liability arsing under this Agreement. The provisions under Clauses I0, 11 and 13 shall survive termination hereof.

5.4       Date and Place of the Closing

The Closing shall be held on the date agreed upon by the Purchaser and the Seller - which shall in any case fall within 15 Business Days of all the Conditions to the Closing being satisfied -before an Italian notary public to be designated by the Purchaser.

5.5       Deliveries at Closing

5.5.1 On the Closing Date, the Parties shall perform the following actions, which (regardless of their time sequence) shall be deemed to occur simultaneously and to constitute one single transaction:

(a)       the Seller and the Purchaser shall execute the Transfer Deed substantially in the form attached hereto as Schedule 5.5.1 (a);

(b)       the Seller and the Purchaser shall enter into an agreement (in the form attached hereto as Schedule 5.5.1 (b) for the purposes of assigning the Shareholder Loan Receivables - amounting to Euro 950,448.00 (nine hundred fifty thousand fourh undred forty-eighr00) plus applicable interest accrued as of the Closing Date, by Seller to the Purchaser;

(c)       the Seiler shall:

i.       procure that the sole director of the SPV resigns (and confirms in his written resignations that he has no claim whatsoever vis-à-vis the SPV, and he shall waive any such claim, if any) through execution of resignation letters drafted as attached hereto as Schedule 5.5.1 (c) i);

ii.      cause, in relation to the SPV, a quotaholders' meeting to be validly held to resolve upon (i) the acceptance of the resignation of the previous sole director, and (ii) the appointment of the new directors/sole director to be designated by the Purchaser in lieu of the resigning one;

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iii.     deliver to the Purchaser the SPV's corporate and accounting books, as well as all the original documentation related to the SPV and the Plant (including all the Permits), as well as each other document and/or instrument that may be necessary for the purposes of vesting the Purchaser with the full and exclusive ownership of the Quota and the Shareholder Loan Receivables;

iv.     procure that the management agreement entered into on December 21', 2017, between SPI Renewables Italy S.r.l. and the SPV is terminated effective as of the Closing Date without the SPV and/or the Purchaser being required to incur any liability whatsoever in connection with its termination, and deliver a written statement by the legal representative of SPI Renewable Italy S.r.l. whereby the latter declares to have no claim vis-à-vis the SPV in connection with the aforesaid termination. It is understood among the Parties that the SPV shall remain liable vis-a-vis SPI Renewables Italy S.r.l. for the payment of the fee/remuneration due by the SPV for the services provided by SPI Renewables Italy S.r.l. from 1" January 2019 up to Closing Date according to the terms and conditions of the said management agreement;

(d)       the Purchaser shall:

i.      deliver to the Seller a letter in the form of Schedule 5.5.1 (d) i) attached hereto, in which the Purchaser: (i) waives unconditionally any claims (if any) which it may have against the resigning sole director, in respect of his conduct up to the Closing Date, based on article 2476, paragraph 7, of the ICC, except in case of gross negligence ("colpa grave") and wilful misconduct ("dolo"); (ii) undertakes not to vote or promote and to cause the Company neither to vote nor to promote, respectively, any liability action against the resigning sole director in respect of his conduct up to the Closing Date pursuant to article 2476 of the ICC, except in case of gross negligence ("colpa grave") and wilful misconduct ("dolo"); (iii) undertakes to indemnify the resigning sole director (except in case of gross negligence ("colpa grave') and wilful misconduct ("do/o") against any claim or action promoted, by any of its Affiliates which shall acquire any shareholding in the Company after the Closing, connected to the claims or actions mentioned in numbers (i) and (ii) above;

ii.     pay the Purchase Price by wire transfer in immediately available funds onto the bank accounts that will be indicated by the Seller prior to Closing;

(e)       the Parties shall:

i.      immediately after the execution and the authentication of the Transfer Deed, cause the notary public to file the Transfer Deed with the competent companies' register, pursuant to article 2470, paragraph 2, of the ICC;

ii.     cause the SPV to execute a statement pursuant to Article 1264 of the ICC by means of which the said SPV shall provide its acceptance to the transfer of the Shareholders Loan Receivables.

5.5.2       The Parties mutually acknowledge and agree that the actions and transactions constituting the Closing pursuant to Clause 5.5.1 shall be regarded as one single transaction, so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions referred above shall have been properly taken or performed. This shall be without prejudice to the right of the non-defaulting Party to take any action in respect of the non-performance by the defaulting Party.

5.5.3       No document executed or activity carried out on the Closing Date shall have the effect of amending, superseding, affecting or novating any provision of this Agreement, which shall survive and continue to be binding upon the Parties in accordance with their terms.

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6.       REPRESENTATIONS AND WARRANTIES BY THE SELLER

6.1       General

6.1.1       The representations and warranties given by the Seller hereunder are true, complete, correct, accurate and not misleading as of the Date of Execution and shall be true, complete, correct, accurate and not misleading as of the Closing Date.

6.1.2       The Parties acknowledge and agree that the representations and warranties given, and the relevant indemnification obligation undertaken, by the Seller are autonomous warranties and indemnification obligations of the Seller and, accordingly, (i) the provisions of articles 1490 through 1495 and 1497 of the ICC shall not apply thereto, and (ii) indemnifications payable by the Seller shall be due irrespective of whether the Seller will be found to be or have been in bad faith or negligent.

6.1.3       The Seller hereby acknowledges and agrees that the rights and remedies of the Purchaser under this Agreement shall not be excluded, reduced or otherwise affected by any investigation (including any Due Diligence review) conducted or that will be conducted by or on behalf of the Purchaser or by any information which the Purchaser and/or its relevant advisors may have received on or before the Closing Date.

6.2       Incorporation, good standing, authority of the Seller

6.2.1       SPI Renewables is a company duly incorporated and organized, validly existing and in good standing under the laws of Luxembourg.

6.2.2       The Seller, and the signatory hereunder, has full legal right, power, capacity and the authority to enter into this Agreement and the other documents to be executed pursuant to this Agreement and to perform and consummate the Transaction and to fulfil all obligations and duties contemplated herein.

6.2.3       The performance of this Agreement and of the Transaction does not (i) violate the Seller's by-laws or its other constitutional document, or (ii) constitute a breach by the Seller of any contract or other commitment undertaken by the Seller, or (iii) will result in the creation or imposition of any Encumbrance on the Quota and/or the Shareholder Loan Receivables, or (iv) jeopardize the Seller's creditors.

6.3       SPV capital, Quota

6.3.1       The Quota represents 100% of the share capital of the SPV. The Quota is fully subscribed, entirely paid up and owned by Seller, with good and valid title thereto. The Quota and the Shareholder Loan Receivables is free of any Encumbrance and can be freely transferred to the Purchaser in accordance with the terms and conditions set forth under this Agreement.

6.3.2       No Person (other than the Seller) has any right whatsoever to participate directly or indirectly in the assets or profits of the SPV. There are no resolutions authorising any capital increase of the SPV or which may somehow amend or alter the by-laws of the Spy.

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6.3.3       Following completion of the activities due by the Parties on the Closing Date, the Purchaser will acquire full, valid and unchallengeable title to, and become the sole, legitimate, exclusive and registered owner of the Quota and the Shareholder Loan Receivables, both free and clear of any Encumbrance.

6.3.4       All the filings, application and fulfilments in order to avoid the unlimited liability pursuant to article 2462 of the ICC have been performed.

6.3.5       The acquisition of the Plant by the SPV and/or of the SPV by the Seller from any of its predecessor in title (if any) is not subject to being declared null and void, annulled, rescinded, terminated or revoked for any reason whatsoever, including in the event of insolvency of any of such predecessor in title. To the Seller's knowledge, the consideration for the acquisition of the Plant, the Permits and SPV from all the relevant predecessors in title, regardless of the technicalities pursuant to which the relevant acquisition took place, was determined in accordance with market values and has been paid in full so that no such predecessors in title may make any claims against the SPV and/or the Purchaser in connection with the Transaction.

6.4       Organization and compliance with Applicable Laws and Regulations

6.4.1       The SPV is a limited liability company (society a responsabilita limitata), duly incorporated and organized and validly existing and in good standing under Italian law.

6.4.2       The SPV has always complied with its by-laws and any other constitutional document and none of the activities, agreements, commitments, obligations or rights of the SPV are in breach of its by-laws or otherwise unauthorized.

6.4.3       The SPV is currently managed in the ordinary course of business, in compliance with the obligations undertaken by it and has always been in compliance with all Applicable Laws and Regulations.

6.4.4       The SPV, its management and, to the Seller's knowledge, any Person having acted in the name and/or on behalf of the Seller, have never performed acts or facts which may be considered directly or indirectly as violation (illecito) or crime (mato) contemplated under the Applicable Laws and Regulations, including Legislative Decree no. 231/2001 and which may affect the Plant, the SPV and/or the Purchaser.

6.5       Accounting, Corporate Books and liabilities

6.5.1       All the financial statements of the SPV (including the Reference Financial Statement) have been prepared in accordance with the Accounting Principles and the Applicable Laws and Regulations using bases, practices, methods and estimation techniques consistent with those used in the preceding 3 accounting periods. Each of them gives a true and fair view (rappresentazione veritiera e corretta) of the assets, obligations, liabilities (actual and contingent), debt of any nature, as well as the economic and financial condition of the SPV as at the relevant reference date.

6.5.2       The SPV's accounting records and mandatory books have been kept in compliance with the Accounting Principles and the Applicable Laws and Regulations. All the corporate procedures and actions reflected therein have been and will be conducted or taken in compliance with the Applicable Laws and Regulations and the relevant documents of incorporation.

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6.5.3       Each transaction to be registered in the SPV's books and records pursuant to the Accounting Principles and/or the Applicable Laws and Regulations has been and will be recorded on the books and records of the SPV and each document on which entries in any such books and records are based (including purchase orders, customer or company invoices and service agreements) is true, complete and accurate in all respects.

6.5.4       Up to the Closing Date, (1) the business of the SPV has been conducted in accordance with the principles and obligations set out in Clause 5.2.1, and (ii) the SPV has not taken or carried out any action or transaction contemplated in Clause 5.2.2.

6.5.5       As of the Closing Date, the SPV has not incurred in any Leakage (other than payments made by the SPV in accordance with the Project Contracts and/or expressly authorised by the Purchaser and other than payments made in the ordinary course of business and required by Applicable Laws and Regulations. For the sake of clarity, any repayment of the Shareholder Loan Receivables will not be considered, for the purposes of this representation and warranty, as a payment made in the ordinary course of business).

6.6       Real Estate

6.6.1       The SPV holds valid, duly registered, unchallenged, definitive, enforceable and undisputed titles over the Real Estate, as resulting from the Real Estate Contracts, enforceable against any third party, to build and operate the Plant and the relevant mitigation works. With regard to the connection infrastructures, the SPV has validly transferred the ownership, the relevant Permits to the extent it is necessary, and the related Real Estate right to the Grid Operator of the portion regarding the so called "impianto di rete".

6.6.2       The Real Estate is not affected by Encumbrances of any type. Neither the Seller nor the SPV has entered into any agreement (final, preliminary or otherwise) for the disposal of the Real Estate, or any portion thereof, or for the setting up of any kind of Encumbrance, right or obligation of any type over it from which any kind of limitation or restriction over the use, fruition or disposition of the Real Estate may arise.

6.6.3       There are no environmental constraints pursuant to the Applicable Laws and Regulations which are or may be of prejudice to the construction and operation of the Plant over the Real Estate where such Plant has been constructed. The Real Estate and the relevant subsoil are in full compliance with the environmental Applicable Laws and Regulations.

6.6.4       The Real Estate Contracts have been duly and timely registered with the competent tax office (registrati) and recorded (trascritti) with the competent Land Registry (Canservatoria dei Registri Immobiliari).

6.7       Contracts

6.7.1       All contracts, understandings, agreements, arrangements, commitments of any nature to which the SPV is a party are listed under Schedule 6.7.1 (collectively, the "Project Contracts").

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6.7.2       The Seller and the SPV have not entered into any contract that it is not at arm's length and consistent with market standards.

6.7.3       The Project Contracts are in full force and effect and no party to a Project Contract has given written notice of termination or indicated in writing that it will give notice of termination, and to the Seller's knowledge, no circumstances exist which give any party to a Project Contract the right to terminate or modify such Project Contract. All payment or other obligations contained in the Project Contracts have been fully and timely discharged by the SPV.

6.8       Plant, Permits and Tariff

6.8.1       The Plant has been developed and realized in compliance with the best industry practice after due examination of all the characteristics and conditions of the Real Estate and the latter was suitable for the envisaged construction methodology of the Plant as well as of the relevant interconnection facilities.

6.8.2       The contractor, the works director and the SPV have timely, duly and correctly performed their respective obligations in compliance with the health and safety, construction and seismic Applicable Law and Regulations.

6.8.3       The Plant has been built, connected to the grid and is being operated in full compliance with the relevant designs as authorized by the competent public entities and authorities, with the Applicable Laws and Regulations as well as with the Permits.

6.8.4       There are no further plants joint or close to the Plant, whose nominal capacity, cumulated with the nominal power of the Plant, could affect in any manner the validity and effectiveness of any of the Permits and/or trigger the need to carry out the environmental impact assessment procedure.

6.8.5       The SPV is the sole legal beneficiary of the Permits and such Permits are fully valid, effective and enforceable and there has not been any default and/or irregularity in the procedure for the issuance thereof (vizi della procedura).

6.8.6       The Permits have been duly obtained by the SPV (or have validly been transferred to the SPV) and any and all obligations relating to the existence, validity and effectiveness of the Permits, and any legal, economical and/or technical prescriptions contained therein, has been fully and timely complied with so that the SPV validly and effectively maintains all the Permits as required in connection with the Plant, and, to the Seller's knowledge, there is no ground for revocation, suspension or annulment thereof.

6.8.7 To the Seller's knowledge, the execution of this Agreement and/or the consummation of the Transaction will not lead to the termination, suspension, annulment or withdrawal of any of the Permits and will also not give rise to any right of the competent authorities, including without limitation the GSE, the Grid Operator, or other third parties to terminate and/or revoke and/or cancel and/or suspend and/or amend such Permits.

6.8.8       Any variations between the Plant-as-built and the Plant-as-designed (progetto esecutivo and progetto definitivo) have been notified to, and authorized by, the competent authorities in compliance with the Applicable Laws and Regulations.

6.8.9       All Plant's components and/or parts that have been replaced, if any, comply with the original Permits and are in good operating order except for ordinary tear and wear. The replacements of inverters, modules and other component for the Plant, if any made, have been duly communicated to the GSE.

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6.8.10       All components' warranties (including all inverter and modules warranties) for the Plant are valid and in force. All main components have been installed and managed in compliance with technical specification of the components provider.

6.8.11       There are no payment obligations (nor there will be in the future as a result of act, facts, circumstances or event occurred prior to the Closing Date) owed to or claimed by the component providers for the construction and operation of the Plant.

6.8.12       The SPV has properly performed any action and properly filed all the relevant documents necessary for the obtainment and maintaining of the Tariff (in respect of the whole Plant's nominal peak power) as attributed to it pursuant to the energy decree (Conto Energia) applicable to the Plant. The Plant is legally and technically suitable for the maintaining of the Tariff by the SPV in accordance with the Applicable Laws and Regulations and the Permits.

6.8.13       None of the information or documentation delivered to the GSE for the purposes of being awarded with the Tariff is untrue, inaccurate or incomplete and the information and/or documentation provided to the GSE fully complies with GSE requirements for projects of the same type as the Plant. To the Seller's knowledge, there are no circumstances based on which the granting of the Tariff may be revoked, suspended, reduced or otherwise affected and there is no pending or threatened investigation by the GSE which may lead to the suspension or revocation of the Tariff. The GSE has been regularly paying the Tariff to the SPV.

6.8.14       In respect of the Plant, the agreement (convenzione) for the Tariff award and the agreement for the sale of the energy have all been duly and timely entered into by the SPV with the GSE. To the Seller's knowledge, there are no circumstances based on which such rights may be legitimately revoked or otherwise affected.

6.9       Tax compliance

6.9.1       The Spoof:

(a)       has duly and timely paid every Tax which it has become liable to pay before the Closing Date;

(b)       has duly and timely filed with the competent tax authorities all Tax returns, declarations and social security statements within the required terms and on a proper basis in compliance with the Applicable Laws and Regulations in respect to Taxes. The Tax returns were correct and complete in all respects and adequately reflect the Tax liabilities of the SPV, at the time of the filing for the relevant period covered thereby;

(c)       has never been resident for Tax purposes in any jurisdiction other than Italy;

(d)       is entitled to all Tax shown in its Tax returns and no such Tax returns is the subject of any dispute with any Tax authority.

6.9.2       Neither the SPV nor any of its directors or officers has any fine, penalty, surcharge or interest outstanding in relation to Taxes. No Tax claims or investigation are pending or threatened against the SPV and no notice of any such claim or investigation has been received by the SPV.

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6.10       Powers of attorney, relationship with advisors, employees and labour matters

6.10.1       The SPV has no employees, is not bound to hire any Person and no third parties have rendered services to the SPV which, according to how they were provided or due to agreements with the SPV, entitle them to claim the acknowledgement of the status of employee. There are no individuals who are entitled, under any law or collective bargaining agreement to be recognised as being or as having been an employee of the SPV or to bring any claim vis-à-vis the SPV based on any labour or cooperation relationship which may be qualified as rapporti di lavoro autonomo, rapporti di lavoro parasubordinato, collaborazioni autonome e continuative, collaborazioni a progello or agenzia, including for remuneration of services or payment of social security contributions, in connection with any performance and/or services rendered by such individual, directly or indirectly, to the benefit of the SPV.

6.10.2       None of the former or current directors of the SPV has any residual claim vis-à-vis the SPV of any kind whatsoever in respect of the activities carried out. No judicial, extrajudicial, administrative and arbitration proceedings have been brought or threatened against the SPV by any director(s).

6.10.3       All documents pertaining to agents, advisors, consultants and brokers acting in the interest of the SPV (including the evidence of the payments of all amounts due to them) have been made available in the course of the Due Diligence. The SPV has performed all obligations and duties in respect of the agents, advisors, consultants and brokers acting in the interest of the SPV in compliance with all Applicable Laws and Regulations.

6.10.4       The SPV has not granted any power of attorney in favour of any person, firm or company for any purpose whatsoever.

6.10.5       All negotiations relating to the Transaction have been carried out without the intervention of any entities and/or individuals carrying out activities on behalf of the Seller that may ground any claim in connection with intermediation activities or payment of intermediation commissions, remunerations or any other similar fee against any of the SPV or the Purchaser.

6.11       Goad standing; Litigation and claims

6.11.1       Neither the Seller nor the SPV is insolvent nor under bankruptcy procedure or similar proceedings, nor has been declared bankrupt and no action or request to declare either the Seller or the SPV bankrupted or to make the Seller or the SPV subject to winding-up, liquidation, dissolution, insolvency and/or any similar proceeding is pending or threatened; the execution of the Agreement and the consummation of the Transaction will not result in any such winding-up, liquidation, insolvency or bankruptcy procedure of the Seller and or the SPV, Neither the Seller nor the SPV is in default of payment of any of their obligations, has requested any of their creditors to forgive or restructure debt or to extend their payment obligations. No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the SPV or any of its assets.

6.11.2       There are no pending and/or threatened-in-writing proceedings of civil, criminal, civil, administrative, labour, Tax or any other nature before any arbitration panel, tribunal or other judicial, regulatory or administrative authority in which any of the SPV or the Seller is a party, whether as plaintiff or defendant or otherwise, and which may have an impact on the Plant, Project Contracts, Real Estate, Permits and/or the ability of the SPV to carry out its own business and the Seller is not aware of any facts or circumstance which may give rise to any such proceedings.

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6.11.3       No written notice of any expropriation, revocation, termination, invalidity, non-renewal, annulment or other expiry or forfeiture of any of the Real Estate contracts has been delivered to the SPV, nor, to the Seller's knowledge, there have been or there are any facts, acts, omissions, events or circumstances which may ground any such revocation, termination, invalidity, non-renewal, annulment or other expiry or forfeiture of any of the rights granted under the Real Estate Rights nor which may adversely affect the use or enjoyment (godimento) of such rights by the SPV.

6.11.4       There are no challenges or objections to the Permits before any governmental, administrative or judicial authority under Applicable Laws and Regulations neither notice of termination, revocation, invalidity, expiry, forfeiture, non-renewal, annulment or suspension which are pending, have been notified or however communicated in writing to the SPV and/or the Seller. The SPV and/or the Seller are not subject to any proceedings and/or action of the competent public authority aimed to annul in self-defence (annullamento in autotutela) the authorising titles for the Plant.

6.11.5       There are no judgments, rulings or orders against the SPV and/or the Plant, Real Estate, Permits and/or Project Contracts, which the SPV has not complied with or fulfilled and there is and there has been no delay by the SPV in the completion of any obligation ensuing from such judgements, rulings or orders, if any.

6.12       Intro-group debts and other arrangements

6.12.1       There are:

(a)       except for the Shareholder Loan Receivables, no amounts outstanding or obligations due by and between the SPV, the Seller and/or any other Person related to the SPV and/or the Seller;

(b)       no contract, guarantee, agreement, understanding or commitment, either in written form or in verbal form by and between any of the SPV, the Seller and/or any other Person related to the SPV and/or the Seller;

(c)       all intra group transactions including the Shareholder Loan Agreements have been carried out by the SPV at arm's length and in compliance with any applicable transfer pricing rules.

6.13       Accuracy of information and documentation provided

6.13.1       All information and documents disclosed in the course of the Due Diligence and/or given to the Purchaser and its advisors by the Seller and/or the SPV during the Due Diligence or in any case prior to the execution of this Agreement are true, complete, correct, accurate and not misleading in all respects.

6.13.2       There are no facts or circumstances which have not been disclosed in writing to the Purchaser and its advisors and which could adversely affect the SPV and/or the Plant.

6.14       Pre signing and interim period

6.14.1       From January 1st, 2019 to the Closing Date (both included) the SPV has been managed in accordance with Clause 5.2.

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7.       INDEMNIFICATION OBLIGATIONS OF THE SELLER

7.1       Seller's liability — indemnifiable Damages

The Seller agrees to indemnify and hold the Purchaser harmless from and against any Damage suffered by the Purchaser or the SPV in connection with any event, fact or circumstance rendering any representation and warranty provided under Clause 6 (in whole or in part) untrue, incomplete, incorrect, inaccurate or misleading. The Seller's representations and warranties have to be deemed specific: in order to avoid any doubt, this means that matters included and foreseen, in whole or in part, by a specific representation, shall not be considered contained by a different or more general Seller's representation and/or warranty. Therefore, there will be no duplication of recovery in respect of any fact giving rise to a claim under the Seller'a representations and warranties.

7.2       Duty to mitigate

Notwithstanding the foregoing, the Purchaser shall use its best efforts to prevent and mitigate and to cause the SPV to prevent and mitigate - any Damage that it may incur as a consequence of a matter that gives rise to a breach of the Seller's representations and warranties.

7.3       Sole remedy

Subject to Closing, the indemnification obligations of the Seller provided under this Clause 7 is the sole remedy available to the Purchaser for breach or inaccuracy of the Seller's representations and warranties or for breach of any obligation of the Seller set forth in this Agreement, to the exclusion and in lieu of any other right or remedy available to the Purchaser under Applicable Laws and Regulations, without prejudice to any remedy pursuant to article 1439 of the ICC and.

8.       LIMITATIONS ON THE SELLER'S LIABILITY

8.1       De Minimis - Basket

The Seller shall only be liable in respect of any Damages arising out of breaches of the Seller's representations and warranties if:

a)       the amount of the liability agreed or determined in respect of any individual Damage, considered alone or in the aggregate as a series of Damages arising from the same circumstances, exceed Euro 10,000;

b)       such Damages exceed, in the aggregate, Euro 40,000 (the "Basket"), in which case the Seller shall be liable only for the amount in excess of the Basket.

8.2       Cap to Seller's liability

The total aggregate liability of the Seller in respect of all claims under the Seller's representations and warranties or arising from breaches of the Seller's covenants under this Agreement is limited to an amount equal to the 60% of the Purchase Price (the "Cap").

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The Cap shall not apply to Damages deriving from breach of the Seller's representations and warranties set forth in Clauses 6.2 (Incorporation, good standing, authority of the Seller), 6.3 (SPV capital, Quota) nor, for the sake of clarity, to Damages deriving from breach of the Seller's representations and warranties due to the Seller's gross negligence (colpa grave) or willful misconduct (dolo).

8.3       Other limitations to Seller's liability

In calculating the liability of the Seller for any claim under the Seller's representations and warranties, that liability must be reduced by the sum of the following economic benefits relating to that claim:

a)       any indemnification payable hereunder shall be increased to an amount which ensures that the Purchaser and/or the SPV, as the case may be, receive a sum which, after having actually paid any Tax due in connection therewith, is equal to the amount which they would have benefitted from if no Tax had been payable in connection therewith. Conversely, in the event and to the extent that any Damage incurred by the Purchaser, and/or the SPV, as the case may be, actually indemnified by the Seller under this Agreement, is deductible by the Purchaser or the SPV, for income tax purposes in any given fiscal year, in such event and to such extent, the indemnity due by the Seller in respect of such Damage will be reduced by the actual reduction of net Tax liability (if any) resulting from the deductibility of the Damage ;

b)       any amount which the Purchaser or the SPV have actually recovered from any third party in respect of such claim.

8.4       Exclusions and Restrictions

8.4.1       The Seller shall not be liable under Clause 7.1 unless a Notice of Claim is given to it:

(a)       on or before 24 months after the Closing Date, if a Damage arises from any of the representations and warranties contained in Clause 6, other than those referred to in the following paragraph (b);

(b)        on or before the date of the expiry, for statutory limitation, of the rights or prerogatives which the relevant third parties could assert against the Purchaser or the relevant SPV, if a Damage arises from any of the representations and warranties concerning Tax, labour, or environmental matters,p rovided however that the Seller's indemnification obligations shall remain valid, also after the expiration of the terms set out above, in case before the expiration thereof the Purchaser has sent to the Seller a Notice of Claim.

8.5       Liability of the Seller only in relation to actual losses

Notwithstanding any other provision of this Agreement, the Seller shall not be held liable for any claim and/or loss which arises by reason of a liability which, at the time when the Notice of Claim is given to the Seller, is contingent or potential, and the Seller shall not be liable to make any payment in respect of such claim and/or loss unless and until the liability becomes an actual liability, also as a result of an enforceable obligation to pay, or an interim measure binding on the SPV (e.g. including by way of a judgment or provision "provvisoriamente esecutivo", whether through "senten:a", "ordinanza" or "decreto" "or "ingiunzione" or "cartella esattoriale" or otherwise, and including for the avoidance of doubt any preventive remedy ("provvedimento cautelare"), or a settlement agreement executed by the Purchaser and/or the SPV in compliance with Clause 8.7 below).

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8.6       Handling of Claims

8.6.1       If the Purchaser intends to seek indemnification from the Seller pursuant to Clause 7.1, the Purchaser shall provide the Seller with written notice of any fact which may result in the Purchaser's and/or the SPV's suffering a Damage (the "Notice of Claim"). The said Notice of Claim shall be provided to the Seller as promptly as possible and in any event within 20 (twenty) days after the Purchaser has become aware of such fact or event and it shall set forth (i) the claim which the Purchaser intends to make (the "Claim"), (ii) the specific representation or warranty of the Seller set forth in this Agreement that the Purchaser alleges to be breached, and (iii) all related available information.

8.6.2       In case the Seller rejects a Claim made in a Notice of Claim, the Seller and the Purchaser shall attempt to resolve any differences that they may have with respect to the matters constituting the subject matter of such Notice of Claim during a period of 20 Business Days starting from the date of rejection. If, by the end of such period, the Seller and the Purchaser have failed to reach an agreement in writing with respect to all of such matters, all matters as to which an agreement has not been so reached may be submitted to the Court of Milan pursuant to Clause 13.2 by either Party.

8.7       Third Parties Claims

8.7.1       In the event that of a third-party claim ("Third Party Claim"), possibly resulting in the Purchaser's right to be indemnified pursuant to the Seller's obligations under this Agreement, the Purchaser shall, under penalty of forfeiture, inform the Seller in writing, by registered letter (the "Third Party's Claim Notice"), within thirty (20) Business Days from the date such claim is received (or the shorter term which shall be necessary or appropriate in order not to lose any defence right or benefit), providing all reasonable information it has become aware of about such claim, including information as to any settlement proposal of such Third-Party Claim; it being understood that the Purchaser shall:

(a)       cause the SPV not to settle any such claim, action, suit or proceeding without the prior written consent of the Seller (the "Seller's Consent"), which shall not be unreasonably delayed or denied. In any case, the Seller's Consent shall bed eemed to have been given, unless the Seller notifies the Purchaser to the contrary in writing in reasonable detail (together with any supporting justifications and written explanations) not later than 20 Business Days following receipt by the Seller of the Purchaser's consent request in writing, unless circumstances require otherwise in order to allow the Purchaser and/or the SPV to settle the Third Party Claim and/or to exercise its rights under this Agreement (the "Seller's Objection");

(b)       have the right to handle the defence of any such Third Party Claim and shall allow the Seller to participate, by counsels of their own choice, at their own cost, in the defence of any Third Party Claim, provided that, should the Parties disagree with respect to the handling of the relevant Third Party Claim, the defence strategy of the Purchaser shall prevail.

8.7.2       The Purchaser shall not, and shall procure that the SPV shall not, make any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim without the prior written Seller's Consent provided, however, that if a firm offer is made to the SPV or to the Purchaser to settle any matter giving rise to the Seller's indemnification obligations which the Seller, but not the Purchaser, is willing to accept, the Purchaser and/or the SPV (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation, at their own expenses, however the Seller's indemnification obligations under Section 7.1 shall be limited -without prejudice to the application of the provisions of Sections 8.1, 8.2, 8.3, 8.4 and 8.5 - to the amount of the proposed settlement. It being understood that should: (i) the Seller's Objection be raised in relation to a certain proposed settlement and (ii) a proceeding be started or be continuing in connection with the relevant Third Party Claim then the Seller shall indemnify and keep fully harmless the Purchaser and/or the SPV - without application of Cap - in respect of any Damages which they may incur in connection with the Third Party Claim.

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9.       REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

The Purchaser hereby makes the following representations and gives the following warranties to the Seller, which are true as at the Date of Execution and, unless otherwise provided, on the Closing Date.

9.1       Due Organization and Existence of the Purchaser

The Purchaser is a corporation incorporated and duly organized, validly existing, and in good standing under the laws of Italy.

9.2       Authority and Enforceability, Consents, No Conflicts for the Purchaser, No intermediation

9.2.1       All corporate action necessary for the Purchaser to approve the execution and performance of this Agreement have been carried out and the Purchaser has all necessary right, power, authority and capacity to enter into this Agreement and carry out the transaction contemplated herein. This Agreement constitutes valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

9.2.2       The Purchaser is not subject to any bankruptcy proceedings, has not entered into arrangements by which its assets have been transferred to its creditors, is not insolvent nor has been put into liquidation; there are no bankruptcy proceedings or other insolvency proceedings pending against the Purchaser and no bankruptcy, liquidation or similar procedures pending against the Purchaser.

9.2.3       The Purchaser has available all funds necessary to pay the Purchase Price and the Shareholders Loan Receivables and in general to consummate the transactions contemplated by this Agreement.

9.2.4       All negotiations relating to the Transaction have been carried out without the intervention of any entities and/or individuals carrying out activities on behalf of the Purchaser that may ground any claim in connection with intermediation activities or payment of intermediation commissions, remunerations or any other similar fee against the Seller.

9.3       Due Diligence Review

9.3.1 The Purchaser represents and acknowledges that it has performed the Due Diligence and that, in such context:

a)       the Purchaser has had the opportunity to review the information and the data room documents made available by the Seller or its representatives and/or advisors;

b)       the Purchaser has been granted access to the Plant, in the context of several site visits and management meetings;

c)       the Purchaser has raised with the Seller specific issues and questions and has obtained satisfactory and complete answers/information by the Seller and/or its advisors.

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10.       CONFIDENTIAL INFORMATION

10.1       Each Party shall not, without the prior written consent of the other Party, disclose to any Person, or make a public announcement of any of the terms or other facts relating to this Agreement, or to any other agreement or arrangement relating to the Transaction, other than (i) as required for the purposes of fulfilling any Condition to Closing and/or (ii) on a confidential basis, to any of its Affiliate(s).

10.2       Where a Party reasonably determines that a disclosure or announcement is required by the Applicable Laws and Regulations or by any other authority with relevant powers to which such Party or any of its Affiliate(s) is subject, the disclosure or announcement shall, to the extent permitted by the Applicable Laws and Regulations, be made after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to timing, content and manner of making or dispatch of the disclosure or announcement.

10.3       The Seller acknowledges that:

10.3.1       the Purchaser (and/or its Affiliates) may be under disclosing obligations relating to the certain terms of the Transaction in order to comply with the applicable stock exchange regulations and securities laws; and

10.3.2       the Purchaser (and/or its Affiliates) will also disclose certain information about the Transaction to its shareholders and prospected investors to get the necessary funding.

10.4       Accordingly, the Pur-chaser shall not be deemed in breach of this Clause 10 as a result of any disclosure made pursuant to Clause 10.3 above.

11.       COSTS AND TAXES

11.1       Any tax, cost, expense, fee, duty, or charge arising out in connection with this Agreement or the Transaction contemplated herein shall be borne as follows:

11.1.1       any income and capital gain taxes (if any) due by the Seller as a consequence of the sale and purchase of the Quota shall be borne by the Seller;

11.1.2       each Party shall bear the fees and expenses incurred by their respective representatives and advisors; and

11.1.3       notarial fees and registration tax shall be borne by the Purchaser.

12.       MISCELLANEOUS PROVISIONS

12.1       Entire Agreement

This Agreement contains the entire understanding and supersedes all prior agreements/arrangements of the Parties with respect to the Transaction contemplated hereunder, including the letter of intents dated December 4th, 2018.

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12.2       Purchaser's right to designate

Pursuant to article 1401 of the ICC, the Purchaser shall have the right to designate a Person to become a party (or an additional party) to this Agreement (the "Nominee") and to purchase, and pay for all or part of the Quota and the Shareholder Loan Receivables in accordance with the terms hereof, provided that such designation is in compliance with the following provisions: (i) anything in articles 1402 and 1403 of the ICC to the contrary notwithstanding, any designation pursuant hereto shall be made and communicated to the Seller not later than 10 Business Days prior to the Closing Date together with the written unconditional acceptance of the Nominee of the designation and of all the terms and conditions of this Agreement; (ii) the Nominee shall be an Affiliate of the Purchaser, (iii) the Purchaser shall remain jointly and severally obligated to the Seller in respect of all the Nominee's obligations under this Agreement; and (iv) following the designation to become a Party to this Agreement in lieu of the Purchaser, any reference made to the Purchaser under this Agreement shall be deemed to be made to the Nominee. Notwithstanding the designation of the Nominee hereunder, Clause 13.2 (Exchtsive Jurisdiction) shall continue to apply also to the original Purchaser.

12.3       No assignment

No Party shall be entitled to assign any of its rights and obligations hereunder without the prior written consent of the other Party.

12.4       Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by registered letter, upon the Business Day following the signing of the return receipt by the recipient and (ii) in the case of notice sent by e-mail, upon the Business Day following receipt by the sender of the receipt of delivery by the recipient, addressed, in each case, as follows:

if to the Seller:

SPI Renewables Energy (Luxemburg) Private Limited Company S. a r.l.

6, Rue Eugene Ruppert, L-2453 Luxembourg

E-mail: gaia.balditnet spigroups.com;

E-mail: ludovic.trogliero@intertrustgroup.com;

if to the Purchaser:

Theia Investments (Italy) S.r.l.

Via Giovanni Boccaccio 7

20123 Milano

E-mail: david.lindsay@staffordcp.com

PEC: theia@legalmailit,

or at such other address as either Party may hereafter provide to the others by written notice, as provided herein.

24

12.5       Changes in writing

This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Parties.

12.6       No waiver

Except for the cases of forfeiture expressly provided for by this Agreement, the failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by Applicable Laws and Regulations shall not impair or constitute a waiver of such right or remedy or an impairment or a waiver of other rights or remedies.

12.7       Set-off

The Purchaser shall be entitled to set-off any amount due by it under this Agreement with any amount due by the Seller to the Purchaser under this Agreement.

13.       APPLICABLE LAW — EXCLUSIVE JURISDICTION

13.1       Applicable law

This Agreement, any connected Schedules or documents and the rights and obligations of the Parties hereunder or however connected with its execution, perfection, construction and performance shall be governed by and construed and interpreted in accordance with the laws of Italy.

13.2       Exclusive jurisdiction

All disputes arising out of or in connection with this Agreement and the documents connected therewith (including the Transfer Deed) shall be submitted to the exclusive jurisdiction of the Court of Milan.

14.       LIST OF SCHEDULES

The following Schedules constitute an integral and substantial part of this Agreement:

•      Schedule 2.1.36: Reference Financial Statements;

•      Schedule 5.5.1 (a): Transfer Deed;

•      Schedule 5.5.1 (b): Shareholder Loan Receivables;

•      Schedule 5.5.1 (c) i): Sole Director Resignation Letter;

•      Schedule 5.5.1 (d) 1): Release Letter;

•      Schedule 6.7.1: List of Contracts.

****

25

SPI Renewables Energy (Luxemburg) Private Limited Company S. à r.l.

Name: Cheong Hoong Khoeng	Name: Universal Management Services S.à r.l.
Title: Manager A	Title: Manager B

Theia Investments (Italy) S.r.l.

          /s/ David Lindsay

Name: David Lindsay
Title: Director

26

SUN ROOF I S.R.L.

Bilancio di esercizio al 31-12-2018

27

28

29

30

Bilancio micro, altre informazioni

Informazioni ex art. 1, comma 125, della legge 4 agosto 2017 n. 124

In relazione al disposto di cui all'art. 1, comma 125, della legge 124/2017, in merito all'obbligo di dare evidenza in nota integrativa delle somme di denaro eventualmente ricevute nell'esercizio a titolo di sovvenzioni, contributi, incarichi retribuiti e comunque vantaggi economici di qualunque genere dalle pubbliche amministrazioni e dai soggetti di cui al comma 125 del medesimo articolo, la Società attesta di aver ricevuto i seguenti contributi nell'esercizio 2018:

- Contributi per il tramite del Gestore dei Servizi Energetici

Tariffa incentivante per gli impianti fotovoltaici Euro 123.775 a cui sono state applicate ritenute totali Euro (4.951)

Importo netto Euro 118.824.

Il presente bilancio, composto da Stato patrimoniale e Conto economico, rappresenta in modo veritiero e corretto la situazione patrimoniale e finanziaria nonché il risultato economico dell'esercizio e corrisponde alle risultanze delle scritture contabili.

L'Amministratore Unico

(Cheong Hoong Kheng)

Il Sottoscritto Stefano Ciccioriccio, ai sensi dell'art.31 comma 2-quinquies della Legge 340/2000, dichiara che il presente documento è conforme all'originale depositato presso la società.

31

Schedule 5.5.1 a) – Transfer Deed

DEED OF TRANSFER OF QUOTAS

Between

- **S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. à r.l.**, incorporated in Luxemburg, registered with the Commercial Registry of Luxembourg under No. B156036, with registered office in Rue Eugène Ruppert 6, L-2453, Luxembourg, (hereinafter referred to as "**Seller**") represented by Mrs. Gaia Baldini in her quality of Manager A of the Seller, duly authorized by vitue of BoD resolution of 18 September 2019,

- from one side -

and

- on the other side -

Hereinafter jointly referred to as the "**Parties**"

WHEREAS

ATTO DI TRASFERIMENTO DI QUOTE SOCIALI

Tra

- **S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. à r.l.**, società di diritto lussemburghese, registrata al Registro Commerciale del Lussemburgo, al n. B156036, con sede legale in Rue Eugène Ruppert 6, L-2453, Lussemburgo, (di seguito il "**Venditore**") nella persona di Gaia Baldini che agisce in qualità di Manager A del Venditore, in forza di delibera del CdA del 18 Settembre 2019,

- da una parte -

e

- **Theia Investment (Italy) S.r.l.** società di diritto Italiano, con sede legale in via Giovanni Boccaccio 7, 20123, registrata al Registro delle Imprese di Milano Monza Brianza Lodi al n. MI-2551617, CF e PIVA 10711700962 (di seguito l'"**Acquirente**") nella persona di [•], che agisce in qualità di [•],

- dall'altra -

Di seguito, congiuntamente, le "**Parti**"

PREMESSO CHE

32

Schedule 5.5.1 a) – Transfer Deed

A. In the corporate capital of the Company "**SUN ROOF I S.r.l.**", a limited liability company with registered office in Milan, Italy, Viale Gran Sasso 11, corporate capital of Euro 10,000.00 subscribed and fully paid in, registered with the Companies' Registry of Milano-Monza-Brianza-Lodi under No. 07531480965 (hereinafter the "**Company**"), the Seller is the owner of a quota having a par value of Euro 10,000.00, equal to 100 % of the corporate capital of the Company, (hereinafter the "**Quota**");

B. The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Quota, equal to 100% of the corporate capital of the Company;

A. Nella società "**SUN ROOF I S.r.l.**", con sede legale in Viale Gran Sasso 11, Milano, Italia, capitale sociale pari ad Euro 10.000,00 sottoscritto ed interamente versato, iscritta al Registro delle Imprese di Milano-Monza-Brianza-Lodi al n. 07531480965, (di seguito la "**Società**") il Venditore è titolare di una partecipazione, di valore nominale di Euro 10.000,00, rappresentante il 100% del capitale sociale della Società (la "**Quota**");

B. Il Venditore intende cedere all'Acquirente che intende acquistare dal Venditore la Quota, pari al 100% del capitale sociale della Società;

IT IS AGREED AS FOLLOWS

The recitals being an integral and substantial part of the agreement:

TUTTO CIÒ PREMESSO

e ritenuto parte integrante del presente atto, le Parti convengono quanto segue:

Article 1

Purpose of the sale and transfer

By executing this deed, Seller sells and transfers to Purchaser and Purchaser purchases from Seller the Quota, equal to 100% of the issued capital of the Company, having a nominal value equal to EUR 10,000.00.

Articolo 1

Oggetto della cessione

Con la sottoscrizione del presente atto il Venditore vende all'Acquirente e l'Acquirente acquista dal Venditore la Quota, pari al 100% del capitale sociale della Società, di valore nominale pari a Euro 10.000,00.

Article 2

Purchaser Price

The purchase price for the Quota is of Euro ([•]/00) (hereinafter the "**Purchase Price**")

Articolo 2

Prezzo

Il prezzo di acquisto della Quota è di Euro [•] ([•]/00) (di seguito il "**Prezzo** ") e viene versato

33

Schedule 5.5.1 a) – Transfer Deed

and it is paid on the date hereof by Purchaser to Seller, simultaneously with the execution of the present deed by means of [•]

in data odierna dall'Acquirente al Venditore contestualmente alla sottoscrizione del presente atto a mezzo di [•].

Article 3

Effectiveness of the sale and transfer

Ownership, possession and enjoyment of the Quota, along with any rights and duties attached thereto will pass on to Purchaser on today's date.

Articolo 3

Efficacia del trasferimento

La proprietà, il possesso ed il godimento della Quota, con ogni conseguente effetto attivo e passivo si trasferiranno all'Acquirente a partire dalla data odierna.

Article 4

Taxes

All costs, taxes and expenses incurred in connection with this agreement shall be borne by Purchaser, save for the direct taxes to be borne by Seller in connection with the present sale and transfer agreement.

Articolo 4

Imposte e tasse

Qualunque costo, tassa o spesa relativa al presente atto, è posta a carico dell'Acquirente, fatta eccezione per le imposte sui redditi a carico del Venditore in relazione alla presente cessione.

Article 5

Publicity formalities

The present deed shall be filed with the Companies' Register of Milan, Monza, Brianza, Lodi pursuant to art. 2470 of the Civil Code. The provisions of Article 2470 paragraph IV of the Civil Code shall apply to the transfer of the Quota and the management body of the Company will ensure that the obligations provided for therein will be timely complied with.

Articolo 5

Adempimenti pubblicitari

Il presente atto verrà depositato presso il Registro delle Imprese di Milano, Monza, Brianza, Lodi, ai sensi dell'articolo 2470 codice civile. Le disposizioni dell'articolo 2470, IV comma del codice civile si applicano al trasferimento della Quota e l'organo amministrativo della Società si impegna ad assolvere tempestivamente agli obblighi di pubblicità ivi previsti.

Article 6

Miscellanea

The Parties authorize the Notary to keep record of the present agreement permanently in his office, and issue copy of the same upon

Articolo 6

Miscellanea

Le Parti autorizzano il Notaio che autenticherà le firme a trattenere permanentemente tra i suoi atti a raccolta la presente scrittura privata e a

34

Schedule 5.5.1 a) – Transfer Deed

request.

rilasciarne copie ed estratti su richiesta.

Article 7

Applicable law

Articolo 7

Legge applicabile

Il presente contratto è regolato e disciplinato dalla legge italiana.

Article 8

No novation

This agreement does not novate, nor it amends any other agreement which may be in place between the Parties in connection with the scope of this agreement.

Articolo 8

Nessuna novazione

Il presente atto non nova, né modifica eventuali altri accordi esistenti tra le Parti in relazione all'oggetto di cui al presente atto.

Read, approved and undersigned

[•], [•], 2019

Letto, approvato e sottoscritto.

[•], [•], 2019

SIGNATURES CERTIFIED BY ITALIAN NOTARY

35

Schedule 5.5.1 (b): Shareholder Loan Receivables Deed of assignment

[on S.P.I. Renewables Energy letterhead]

[•] 2019

Theia Investments (Italy) S.r.l.
Via Giovanni Boccaccio 7

20123 - Milan

Copy to:

SUN ROOF I S.r.l.

Viale Gran Sasso 11,
20131 - Milan

Subject: Shareholder Loan Receivables Deed of assignment — proposal

Dear Sirs,

in relation to the sale and purchase agreement (hereinafter the "SPA") entered into on 23 September 2019 by and among S.P.I. Renewables Energy (Luxembourg) Private Limited Company S. a r.1., as seller, and Theia Investments (Italy) S.r.l., as purchaser, for the sale and purchase of 100% of the corporate capital of Sun Roof I S.r.1., a company organized under the laws of Italy, with registered office in Milan, Viale Gran Sasso 11, registered with the Companies' Register of Milan Lodi Monza Brianza under No. 07531480965 (hereinafter the "Company"), herewith we propose the following:

SHAREHOLDER LOAN RECEIVABLES DEED OF ASSIGNMENT

among

S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. a r.l., a limited liability company registered and incorporated under the laws of Luxembourg and having its registered office at 6 Rue Eugene Ruppert, L-2453 Luxembourg, and registered with the Companies' Register of Luxembourg under no. B156036, tax number 20102434979 (hereinafter the "Seller"), represented herein by Gaia Baldini, in her capacity as Manager A, duly empowered pursuant to a Board of Directors resolution dated 18 September 2019;

(hereinafter the "Seller")

- on the one side -

and

Theia Investment (Italy) S.r.I., a company incorporated under the laws of Italy, having its registered offices at Via Giovanni Boccaccio 7, 20123, registered with the Companies' Register of Milano Monza Brianza Lodi under no. MI-2551617, tax and VAT code 10711700962 (hereinafter the "Purchaser"), represented herein by David Lindsay, in his capacity as Director, duly empowered pursuant to a resolution [CORPORATE BODY] dated [DATE];

(hereinafter the "Purchaser")

- on the other side -

(hereinafter jointly the "Parties" and each of them the "Party")

36

RECITALS

(A)       As of the date hereof, the Seller has a receivable vis-a-vis the Company equal to [-] including the relevant interests (hereinafter the "Shareholder Loan Receivables"), deriving from an interest-bearing intercompany loan, for an original aggregate amount of Euro 1,560,000.00, with an annual interest rate equal to 6.5%, advanced to the latter on I January 2014 and with a maturity date of 31 December 2023;

Schedule 5.5.1 (b): Shareholder Loan Receivables Deed of assignment

(B)       the Seller intends to sell to Purchaser, who intends to purchase, the Shareholder Loan Receivables on the terms and conditions contained in this agreement.

Now, therefore

the Parties agree as follows.

1.       RECITALS

The Recitals form an integral and substantial part of this agreement (hereinafter the "Agreement").

2.       SHAREHOLDER LOAN RECEIVABLES ASSIGNMENT

2.1.      The Seller sells to Purchaser, who purchases, the Shareholder Loan Receivables (including all rights and obligations thereunder) with effect from today's date.

2.2.      The assignment of the Shareholder Loan Receivables is made and accepted "pro solute and therefore Seller warrants to Purchaser, pursuant to Article 1266 of the Italian Civil Code, that the Shareholder Loan Receivables re valid, existing, and are not subject to any pledge, usufruct, foreclosures or restrictions of any kind, but no warranty is given by Seller, pursuant to Article 1267 of the Italian Civil Code, on the actual payment of the Shareholder Loan Receivables by the Company.

3.       INTERCOMPANY RECEIVABLE PRICE

Purchaser as a consideration for the purchase of the Shareholder Loan Receivables, pays to Seller, simultaneously with the execution of this Agreement, the sum of Euro 11, by means of irrevocable wire transfer on the bank account no. [___________].

4.       EFFECTS

4.1      The Shareholder Loan Receivables shall be transferred to Purchaser with enjoyment as from the date hereof.

4.2      The Parties declare that this Agreement does not intend to renew, modify, replace or amend any other agreement signed between the Parties concerning, inter alia, the same subject matter of this Agreement, which remain fully valid and effective. In particular, there is no extinction due to the signing of this Agreement of any declarations or guarantees given by Seller to Purchaser.

5.       GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with Italian law. Any dispute arising from and connected with this Agreement shall be subject to the exclusive jurisdiction of the Court of Milan.

* * *

37

If you agree with this proposal, please express your acceptance, by sending a copy of this letter reproducing its text and duly signed below for acceptance.

Kind regards,

___________________________________

S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. a r.l.

___________________________________

Name: Gaia Baldini

Title: Manager A

38

Schedule 53.1 (b): Shareholder Loan Receivables Deed of assignment

[on Theia letterhead]

[•] 2019

S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. a r.l.

6 Rue Eugene Ruppert,

Luxembourg

Copy to:

SUN ROOF I S.r.l.
Viale Gran Sasso 11,
20131 - Milano

Subject: Shareholder Loan Receivables Deed of assignment — acceptance

Dear Sirs,

We acknowledge receipt of your proposal, whose terms and conditions are fully reproduced herein below:

" Dear Sirs,

in relation to the sale and purchase agreement (hereinafter the "SPA") entered into on 23 September 2019 by and among Renewables Energy (Luxembourg) Private Limited Company S. a r.l., as seller, and Theta Investments (Italy) S.r.1., as purchaser, for the sale and purchase of 100% of the corporate capital of Sun Roof I S.r.1., a company organized under the laws of Italy, with registered office in Milan, Viale Gran Sasso 11, registered with the Companies' Register of Milan Lodi Monza Brianza under No. 07531480965 (hereinafter the "Company"), herewith we propose the following:

SHAREHOLDER LOAN RECEIVABLES DEED OF ASSIGNMENT

among

S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. a r.1., a limited liability company registered and incorporated under the laws of Luxembourg and having its registered office at 6 Rue Eugene Ruppert, L-2453 Luxembourg, and registered with the Companies' Register of Luxembourg under no. B156036, tax number 20102434979 (hereinafter the "Seller"), represented herein by Gaia Baldini, in her capacity as Manager A, duly empowered pursuant to a Board of Directors resolution dated 18 September 2019;

(hereinafter the "Seller')

- on the one side -

and

Theia Investment (Italy) S.r.1., a company incorporated under the laws of Italy, having its registered offices at Via Giovanni Boccaccio 7, 20123, registered with the Companies' Register of Milano Monza Brianza Lodi under no. MI-2551617, tax and VAT code 10711700962 (hereinafter the "Purchaser"), represented herein by David Lindsay, in his capacity as Director, duly empowered pursuant to a resolution [CORPORATE BODY] dated [DATE];

(hereinafter the "Purchaser')

- on the other side -

(hereinafter jointly the "Parties" and each of them the "Party")

39

Schedule 5.5.1 03): Shareholder Loan Receivables Deed of assignment

RECITALS

(A)      As of the date hereof the Seller has a receivable vis-a-vis the Company equal to [•j including the relevant interests (hereinafter the "Shareholder Loan Receivables"), deriving from an interest-bearing intercompany loan, for an original aggregate amount of Euro 1,560,000.00, with an annual interest rate equal to 6.5%, advanced to the latter on 1 January 2014 and with a maturity date of 31 December 2023;

(B)      the Seller intends to sell to Purchaser, who intends to purchase, the Shareholder Loan Receivables on the terms and conditions contained in this agreement.

Now, therefore

the Parties agree as follows.

1.      RECITALS

The Recitals form an integral and substantial part of this agreement (hereinafter the "Agreement").

2.      SHAREHOLDER LOAN RECEIVABLES ASSIGNMENT

2.1.      The Seller sells to Purchaser, who purchases, the Shareholder Loan Receivables (including all rights and obligations thereunder) with effect from today's date.

2.2.      The assignment of the Shareholder Loan Receivables is made and accepted "pro sohao" and therefore Seller warrants to Purchaser, pursuant to Article 1266 of the Italian Civil Code, that the Shareholder Loan Receivables re valid, existing, and are not subject to any pledge, usuji-uct, foreclosures or restrictions of any kind, but no warranty is given by Seller, pursuant to Article 1267 of the Italian Civil Code, on the actual payment of the Shareholder Loan Receivables by the Company.

3.       INTERCOMPANY RECEIVABLE PRICE

Purchaser as a consideration for the purchase of the Shareholder Loan Receivables, pays to Seller, simultaneously with the execution of this Agreement, the sum of Euro PI by means of irrevocable wire transfer on the bank account no. [___________].

4.      EFFECTS

4.1      The Shareholder Loan Receivables shall be transferred to Purchaser with enjoyment as from the date hereof

4.2      The Parties declare that this Agreement does not intend to renew, mod, replace or amend any other agreement signed between the Parties concerning, inter alia, the same subject matter of this Agreement, which remain filly valid and effective. In particular, there is no extinction due to the signing of this Agreement of any declarations or guarantees given by Seller to Purchaser.

5.       GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with Italian law. Any dispute arising from and connected with this Agreement shall be subject to the exclusive jurisdiction of the Court of Milan.

* * *

40

Schedule 5.5.1(b): Shareholder Loan Receivables Deed of assignment

If you agree with this proposal, please express your acceptance, by sending a copy of this letter reproducing its text and duly signed below for acceptance.

Kind regards,

_____________________

S.P.I. Renewables Energy (Luxemburg) Private Limited Company S. a r.1.

_____________________

Name: Gaia Baldini

Title: Manager A

We hereby agree and accept your proposal.
Theia Investments (Italy) S.r.l.

DATE: ___________________________

NAME: ___________________________

TITLE: ___________________________

* * *

Acknowledged and agreed, pursuant to article 1264 of the Italian civil code, by SUN ROOF I S.r.l.:

DATE: ___________________________

NAME: ___________________________

TITLE: ___________________________

41

42

Schedule 5.5.1 d) i) — Release Letter

To:

Resigning Sole Director of Sun Roof I S.r.l.

Mr. Hoong Khoeng Cheong

and copy to:
Sun Roof I S.r.l.

Viale Gran Sasso 11

20131, Milan

RE: Release letter to the beneft of the sole director

[•], 2019

Dear Sir,

reference is made to the sale and purchase agreement relating to 100% of the corporate capital of Sun Roof I S.r.l. (the "Company"), executed on 23 September 2019 by and between S.P.I. Renewable Energy (Luxemburg) Private Limited Company S. a r.1., as Seller, on one side, and Theia Investments (Italy) S.r.l., as Purchaser, on the other side (the "SPA").

Capitalized terms not defined herein shall have the same meaning ascribed to them in the SPA.

We hereby:

(i)	waive unconditionally any claims (if any) which we may have against you, in respect of your conduct, as sole director of the Company, up to the Closing Date, based on article 2476, paragraph 7, of the ICC, except in case of gross negligence ("colpa grave") and wilful misconduct ("dolo");

(ii)	undertake not to vote or promote and to cause the Company neither to vote nor to promote, respectively, any liability action against you pursuant to article 2476 of the ICC, except in case of gross negligence ("colpa grave") wilful misconduct ("dolo");

(iii)	undertake to indemnify you (except in case of their gross negligence ("colpa grave") wilful misconduct ("dolo") against any claim or action promoted by any of Purchaser's Affiliates which shall acquire any shareholding in the Company after the Closing, connected to the claims or actions mentioned in numbers (i) and (ii) above.

Kind regards,

Theia Investments (Italy) S.r.l.

_____________________________

[•] by its legal representative [•]

43

Schedule 6.7.1 — List of Contracts

SUN ROOF I

Contracts for Expenses:

1.	DDS Agreement (Contratto per la costituzione di diritto di superficie), signed on October 24th, 2011 between SUN ROOF I S.r.1. and Avicola Olandia S.r.l.;
2.	Easement Right Deed (Atto di costituzione di servitii di locale per cabina di consegna di elettrodotto e di accesso), signed separately on April 5th, 2012 by SUN ROOF 18 S.r.l. and SUN ROOF I S.r.l. and on June 25th, 2012 by ENEL Distribuzione S.p.A.;
3.	Operation and Maintenance Agreement, signed on February 1st, 2018 between SUN ROOF I S.r.l. and Future Energy Service and Maintenance S.r.l.;
4.	Quotation for accounting, tax and administrative services, issued by Ciccioriccio & Associati on November 21st, 2017 and accepted by SUN ROOF I S.r.I.;
5.	Quotation for E-Invoicing service, issued by Ciccioriccio & Associati on December 5th, 2018 and accepted by SUN ROOF I S.r.l.;
6.	Management Agreement, signed on December 21st, 2017 between SPI Renewables Italy S.r.l. and SUN ROOF I S.r.l.;
7.	Surveillance Agreement, signed on October 24th, 2016 between Italpol Vigilanza S.r.l. and SUN ROOF I S.r.I.;
8.	Legal Address Registration Agreement (Contratto di domiciliazione legale), signed on January 7th, 2013 between A&P Services S.r.l. and SUN ROOF I S.r.l.;
9.	Full-Risks Insurance Policy, signed on June 12th, 2019, between GENERAL! AG. and SUN ROOF I S.r.1.;
10.	Internet Agreement, signed on September 30th, 2014 between RETE-TEL S.r.l. and SUN ROOF I S.r.l.;
11.	MV Energy Supply Agreement, signed on November 4th, 2012 between Enel Energia S.p.A. and SUN ROOF I S.r.l.;
12.	LV Energy Supply Agreement, signed on July 1st, 2012 between Enel Energia S.p.A. and SUN ROOF I S.r.I.;
13.	Agreement for Periodical Check of Fire-Extinguishers, signed on February 7th, 2013 between COTTERLI Estintori S.a.S. and SUN ROOF I S.r.l. and its relevant amendment signed on October 1st, 2013;
14.	Quotation for Anti-Mice Services (Servizi di derattizzazione), issued by EURODISINFESTAZIONI S.r.l. Semplificata on December I 4th, 2018 and accepted by SUN ROOF I S.r.l. on December 17th, 2018.

Contracts for Revenues:

15.	FIT Agreement (Convenzione per it riconoscimento delle tariffe incentivanti), signed on October 5th, 2012 between GSE S.p.A. and SUN ROOF I S.r.l. for Section n. 01 and relevant Addendum issued on January 15th, 2016; FIT Agreement (Convenzione per it riconoscimento delle tariffe incentivanti), signed on October 5th, 2012 between GSE S.p.A. and SUN ROOF I S.r.l. for Section n. 02 and relevant Addendum issued on January 15th, 2016;
16.	PPA (Contratto di compravendita di energia elettrica), signed on November 21st, 2018 between EGO Trade S.p.A. and SUN ROOF I S.r.l.;
17.	GO Agreement (Contratto di compravendita di garanzie d'origine), signed on November 2I st, 2018 between EGO Trade S.p.A. and SUN ROOF I S.r.l..

44